Exhibit 99.1

First Industrial Realty Trust, Inc. 311 South Wacker Drive Suite 3900 Chicago, IL 60606 312/344-4300 FAX: 312/922-9851 MEDIA RELEASE

First Industrial Realty Trust Closes

New $450 Million Unsecured Credit Facility

CHICAGO, December 14, 2011 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading owner and operator of industrial real estate and provider of supply chain solutions, today announced it has closed a new $450 million senior unsecured revolving credit facility agreement.

The new facility matures on December 12, 2014, with a one-year extension option subject to certain conditions. The agreement provides for interest-only payments initially at a base rate of LIBOR plus 210 basis points based on the Company’s leverage ratio, plus an unused facility fee that ranges from 25 to 35 basis points based on the amount drawn on the facility. The facility includes an accordion feature that allows First Industrial to increase the aggregate revolving borrowing capacity to $500 million.

Approximately $100 million of new borrowings under the new facility were used to pay off and retire a term loan under the prior credit facility due September 2012, which bore interest of LIBOR plus 325 basis points. Approximately $52 million of new borrowings under the new facility were used to pay off and retire the revolving line of credit under the prior credit facility due September 2012, which bore interest of LIBOR plus 275 basis points plus a 50 basis point facility fee.

“We are pleased to close this new credit facility, the terms of which reflect the progress we have made in improving our balance sheet,” said Bruce W. Duncan, president and CEO of First Industrial Realty Trust. “This facility will help lower our cost of capital and provide capacity and flexibility to manage our debt maturity schedule and fund select growth opportunities.”

Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were the Joint Lead Arrangers and Joint Book Runners, with Wells Fargo Bank, National Association as Administrative Agent, and Bank of America, N.A. as Syndication Agent, and PNC Bank, National Association, U.S. Bank National Association and Regions Bank as Documentation Agents.

Other lenders include Comerica Bank, Fifth Third Bank, Union Bank N.A., UBS Loan Finance LLC and The Northern Trust Company.

“This agreement is an important milestone for our long-term capital plan” said Scott Musil, chief financial officer. “We appreciate the support of our banking partners through their interest and participation in this facility, which enabled us to upsize the capacity beyond the $400 million level we had originally targeted.”

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About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading owner and operator of industrial real estate and provider of supply chain solutions to multinational corporations and regional customers. Across major markets in North America, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. We have a track record of industry leading customer service, and in total, we own, manage and have under development approximately 70.8 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com. We post or otherwise make available on this website from time to time information that may be of interest to investors.

Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks; and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in the Company’s subsequent reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon Senior Director, Investor Relations and Corporate Communications 312-344-4320